Exhibit 99.1

HERITAGE BANKSHARES, INC.	150 Granby Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact: John O. Guthrie

Phone: 757-648-1523

Heritage Bankshares, Inc. Announces Fourth Quarter and Record Annual Net Income for 2011; Extends Employment Agreement with CEO; Approves Share Repurchase; and Declares Dividends

Norfolk, Va.: January 26, 2012 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (OTCBB: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the fourth quarter and the full year of 2011.

The Company’s net income for the fourth quarter of 2011 was $670,000, compared to net income of $626,000 for the fourth quarter of 2010, an increase of $44,000, or 7.0%. Net income for the full year of 2011 was a record $2,368,000, an increase of $282,000, or 13.5%, over net income of $2,086,000 for the full year of 2010.

During the third quarter of 2011, the Company sold to the U. S. Treasury $7.8 million of non-cumulative preferred stock issued under the Small Business Lending Fund (“SBLF”) program and used the proceeds to redeem completely its outstanding TARP preferred stock of $7.8 million. This redemption accelerated the accretion of the remaining discount on the TARP preferred stock, thereby reducing income available to common shareholders by $153,000 during that quarter and by $235,000 for the year. Dividends on the funds obtained through the SBLF program are based on growth in certain types of small business lending. The Company was able to achieve the lowest dividend rate percentage of 1% for the fourth quarter of 2011, or $20,000, compared to $147,000 in TARP dividends recorded during the fourth quarter of 2010. After the impact of dividends on our outstanding preferred stock, earnings per share for the fourth quarter 2011 were $0.28, compared to $0.21 for the fourth quarter 2010. Earnings per share for the full year 2011 were $0.77, compared to $0.65 for the twelve months ended December 31, 2010, an increase of 18.5%.

Michael S. Ives, President and CEO of the Company and the Bank, commented:

“During 2011, we improved our Company, both financially and operationally. Record net income for 2011 is only part of the story. The replacement of our TARP preferred stock with Small Business Lending Fund (SBLF) preferred stock provided our shareholders with a significant increase in earnings per share in the fourth quarter of 2011.

“Even more important than our financial results from 2011 is our ongoing program to make our bank more efficient and reduce expenses. We are training many of our employees to assume multiple responsibilities and thereby increase our productivity. This process has allowed us to reduce our full-time equivalent employees from 58 at December 31, 2010 to 54 at December 31, 2011, even with the opening and staffing this year of our new Greenbrier banking center in Chesapeake.

“Also, we are examining all of our lines of business to determine which of them should be enhanced and which of them should be restructured or eliminated. We are studying the levels and trends of client utilization of our services and offices to ascertain the optimal allocation of our resources to meet the current and future expectations of our business clients.

“Quite simply, we expect to be an even better bank by the end of 2012.”

Comparison of Operating Results for the Three Months Ended December 31, 2011 and 2010

Overview. The Company’s pretax income was $942,000 for the fourth quarter of 2011, compared to pretax income of $920,000 for the fourth quarter of 2010, an increase of $22,000.

Net Interest Income. The Company’s net interest income before provision for loan losses remained unchanged comparing the fourth quarters of 2011 and 2010. Our average loan portfolio increased by $1.0 million from $211.0 million in the fourth quarter of 2010 to $212.0 million in the fourth quarter of 2011, while our average investment in securities available for sale and other interest-earning assets (excluding loans) increased by $22.8 million for a net increase in interest-earning assets of $23.8 million. Average interest-bearing liabilities increased by $17.1 million from the fourth quarter of 2010 to $173.2 million in the fourth quarter of 2011, resulting primarily from increases in average interest-bearing deposits of $18.9 million, partially offset by reductions of borrowings of $1.8 million. Primarily as a result of a large increase in the average balances of securities available for sale at a lower yield, our interest rate spread decreased 20 basis points from 3.78% in the fourth quarter of 2010 to 3.58% in the fourth quarter of 2011, and our net interest margin decreased 29 basis points from 4.14% in the fourth quarter of 2010 to 3.85% in the fourth quarter of 2011.

Provision for Loan Losses. A reduction to the provision for loan losses of $59,000 was recorded in the fourth quarter of 2011. This reduction adjusted the loan loss allowance to a level which, in management’s judgment, is adequate to absorb estimated credit losses on the existing loan balance of $215.3 million at December 31, 2011.

Noninterest Income. Total noninterest income decreased by $198,000, from $439,000 in the fourth quarter of 2010 to $241,000 in the fourth quarter of 2011, with this reduction primarily attributable to $229,000 in gains on sale of investment securities in the fourth quarter of 2010 that did not recur in the fourth quarter of 2011.

Noninterest Expense. Total noninterest expense decreased by $111,000 from $2.2 million in the fourth quarter of 2010 to $2.1 million in the fourth quarter of 2011. This reduction was primarily attributable to a loss on early extinguishment of debt of $214,000 in the fourth quarter of 2010 that did not recur in 2011, but was partially offset by a $53,000 increase in expenses related to other real estate owned.

Income Taxes. The Company’s income tax expense for the fourth quarter of 2011 was $272,000, reflecting an effective tax rate of 28.9%, compared to income tax expense of $294,000 for the fourth quarter of 2010, reflecting an effective tax rate of 32.0%. This reduction in rate was attributable to an increase in tax-exempt interest income from loans and decreases in nondeductible expenses.

Net Income Available to Common Stockholders. Because of qualified loan growth in the third quarter of 2011, the dividend rate on our SBLF program preferred stock was reduced to 1% for the fourth quarter 2011, compared to a composite 5.7% rate on our TARP preferred stock for the fourth quarter of 2010. Net income available to common stockholders was $650,000 for the fourth quarter of 2011, compared to $479,000 for the fourth quarter of 2010, an increase of $171,000.

Comparison of Operating Results for the Twelve Months Ended December 31, 2011 and 2010

Overview. The Company’s pretax income was $3.5 million for the year 2011, compared to pretax income of $3.2 million for the year 2010, an increase of $323,000. This increase resulted from a $737,000 increase in net interest income, a $383,000 decrease in provision for loan losses, and a decrease in noninterest expense of $178,000, the total of which was partially offset by a $907,000 decrease in gains on sales of securities from $994,000 in 2010 to $87,000 in 2011.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $737,000 to $10.9 million in the year 2011, compared to $10.2 million in the year 2010. Interest income in the year 2011 grew significantly, primarily due to a change in the mix of our average interest-earning assets from securities to loans. Our interest rate spread increased 27 basis points from 3.53% in the year 2010 to 3.80% in the year 2011, and our net interest margin increased 22 basis points from 3.90% in the year 2010 to 4.12% in the year 2011.

Provision for Loan Losses. A reduction to the provision for loan losses of $15,000 was recorded for the twelve months of 2011, compared to an increase in the provision of $368,000 for the twelve months of 2010. The reduction in 2011 related primarily to a decrease in the outstanding balance of our loan portfolio during 2011 combined with a net recovery in our allowance for loan losses.

Noninterest Income. Total noninterest income decreased by $975,000, from $1.8 million in the year 2010 to $868,000 in the year 2011. The primary factor in this decrease was $994,000 of gains on the sales of investment securities during 2010, compared to a gain of only $87,000 during 2011. In addition, service charges on deposit accounts were $334,000 in 2011, $111,000 less than in 2010.

Noninterest Expense. Total noninterest expense decreased by $178,000 from $8.5 million in the year 2010 to $8.3 million in the year 2011. Decreases in compensation expense, FDIC assessment, and loss on early extinguishment of debt of $49,000, $137,000 and $263,000, respectively, were partially offset by increases in occupancy and other expenses of $67,000 and $111,000, respectively.

Income Taxes. The Company’s income tax expense for the year 2011 was $1,134,000, reflecting an effective tax rate of 32.4%, compared to income tax expense of $1,093,000 for the year 2010, reflecting an effective tax rate of 34.4%. This reduction in effective tax rate was primarily attributable to an increase in tax-exempt interest income from loans and reductions in nondeductible expenses.

Net Income Available to Common Stockholders. The Company repaid $2.6 million, or 25%, of its outstanding TARP preferred stock in March 2011, with a resulting decrease in net income available to common shareholders of $57,000 from the accelerated accretion of the corresponding discount on our outstanding TARP preferred stock. During the third quarter of 2011, we redeemed all of our remaining TARP preferred stock with the proceeds of $7.8 million in non-cumulative preferred stock issued in connection with our participation in the SBLF program, expensing the remaining net discount on the TARP preferred stock, which reduced income available to common shareholders by a total of $153,000 in the third quarter of 2011. During the fourth quarter of 2011, we lowered the dividend rate on our SBLF preferred stock to 1% based on qualified lending increases under the SBLF program. Even after the impact of preferred stock dividends and accelerated accretion of the entire discount on our TARP preferred stock, net income available to common stockholders was $1.8 million for the year 2011, compared to $1.5 million for the year 2010, an increase of $288,000.

Financial Condition of the Company

Total Assets. The Company’s total assets increased by $27.5 million, or 10.3%, from $267.1 million at December 31, 2010 to $294.6 million at December 31, 2011. The increase in assets resulted primarily from a $23.3 million, or 64.8%, increase in our aggregate cash, securities available for sale, interest-bearing deposits in other banks and federal funds sold.

Investments. Investments in certain securities available for sale late in the third quarter increased our portfolio by $27.9 million, or 160.9%, to $45.3 million at December 31, 2011 compared to $17.4 million at December 31, 2010. Certificates of deposit, interest-bearing deposits in other banks, and federal funds sold decreased by a total of $6.9 million, from $15.6 million at December 31, 2010 to $8.7 million at December 31, 2011.

Loans. Loans held for investment, net, were $213.2 million at December 31, 2011, a slight decrease of $1.1 million, or 0.5%, from the loan balance of $214.3 million at December 31, 2010.

Bank-owned Life Insurance (“BOLI”). Late in the fourth quarter of 2011, the Bank purchased life insurance on various executives with a cash surrender value of $5.0 million. These policies, whose beneficiary is the Company, were obtained so that the annual BOLI income would help offset some of our employee benefit costs.

Asset Quality. Nonperforming assets were $1,719,000, or 0.58% of assets, at December 31, 2011, compared to $263,000 in nonperforming assets at December 31, 2010. In addition to a bank branch site that we no longer plan to utilize, we obtained an additional property during the third quarter of 2011 through foreclosure proceedings against one borrower.

Deposits. Total deposits at December 31, 2011 were $250.0 million compared to $224.1 million at December 31, 2010, an increase of $25.9 million, or 11.5%. Core deposits, which are comprised of noninterest-bearing, money market, NOW and savings deposits, increased by $29.9 million, or 17.0%, from $175.7 million at December 31, 2010 to $205.6 million at December 31, 2011.

Average total deposits increased by $14.1 million, or 6.1%, from $230.2 million for the twelve month period ended December 31, 2010 to $244.3 million for the twelve month period ended December 31, 2011. Average core deposits increased by $14.6 million over the comparable twelve-month periods. In addition, the mix of average noninterest-bearing deposits to average total deposits increased from 34.4% in the twelve months of 2010 to 36.2% in the twelve months of 2011.

Borrowed Funds. Borrowed funds increased by $2.8 million, from $3.5 million at December 31, 2010 to $6.3 million at December 31, 2011.

Capital. Stockholders’ equity decreased by $1.2 million, or 3.0%, from $37.6 million at December 31, 2010 to $36.4 million at December 31, 2011. In March 2011, consistent with our strategic plan and with the approval of the U.S. Treasury, the Company redeemed 2,606 shares of Series A Preferred Stock, resulting in a decrease of $2.6 million (or 25.0%) in the outstanding balance of our TARP preferred stock. During the third quarter of 2011, the Company sold to the U. S. Treasury $7.8 million of non-cumulative preferred stock in connection with our participation in the SBLF program. The Company used the proceeds from this transaction to redeem the remaining $7.8 million balance of our outstanding TARP preferred stock. The resulting $2.4 million reduction in stockholders’ equity from the decrease in the balance of preferred stock was partially offset by an increase in retained earnings of $1.2 million between December 31, 2010 and December 31, 2011.

Certain reclassifications have been made to prior period financial statements to conform them to the current period presentation.

The tables attached to and incorporated within this release present in greater detail certain of the unaudited financial information described above.

New Employment Agreement with President & CEO

The Company also announced today that it has extended its Employment Agreement with Michael S. Ives, President & Chief Executive Officer of the Company and the Bank. The new agreement continues Mr. Ives’ employment with the Company on substantially the same terms and conditions, but extends his term of employment through January 2018. Peter M. Meredith, Jr., Chairman of the Board of the Company, noted, “We are thrilled to have achieved a long-term contract extension with our President & CEO. The Bank’s current financial condition and operating results, in particular in light of the prevailing economic backdrop, are a testament to the efforts of Mike and his team to date, and we look forward to the Bank’s continued trajectory under Mike’s leadership in the coming years.”

Share Repurchase Program

The Company also announced that its Board of Directors has approved a share repurchase program, authorizing the repurchase of up to 116,000 shares, or approximately 5%, of the Company’s outstanding common stock over the next 12 months. The Company anticipates acquiring the shares through open market or privately negotiated transactions, in accordance with applicable securities laws, and the purchases will be funded through cash from operations. The repurchase program does not obligate the Company to make repurchases at any specific time or situation and may be suspended or terminated at any time.

Dividends

On January 25, 2012, our Board of Directors declared a $0.06 per share dividend on our common stock. The dividend will be paid on February 17, 2012 to shareholders of record on February 6, 2012.

The same day, the Board of Directors also declared a dividend on the preferred stock issued in connection with our participation in the SBLF program. Specifically, the Board declared a cash dividend of $47,527.50, which represents the expected amount of the dividend next payable by the Company under the SBLF program based on its applicable level of “Qualified Small Business Lending”. This dividend shall be payable and paid on April 2, 2012 to the holders of the SBLF preferred stock of record on March 19, 2012 (currently the sole shareholder of record of the SBLF preferred stock is the Secretary of the Treasury).

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk, two full-service branches in the city of Virginia Beach, and one full service branch in the city of Chesapeake. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, significant increases in capital requirements or other significant changes in regulatory requirements, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-K filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At December 31,
	2011	2010
	(unaudited)	(audited)
ASSETS

Cash and due from banks	$5,335	$3,056
Interest-bearing deposits in other banks	8,646	12,923
Federal funds sold	33	401

Total cash and cash equivalents	14,014	16,380
Certificates of deposit in other banks	—	2,260
Securities available for sale, at fair value	45,310	17,368
Loans, net
Held for investment, net of allowance for loan losses	213,183	214,342
Held for sale	—	—
Accrued interest receivable	694	668
Stock in Federal Reserve Bank, at cost	591	587
Stock in Federal Home Loan Bank of Atlanta, at cost	834	1,773
Premises and equipment, net	11,029	11,165
Other real estate owned	1,719	263
Bank-owned life insurance	5,616	584
Other assets	1,594	1,698

Total assets	$294,584	$267,088

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Deposits
Noninterest-bearing	$92,839	$85,308
Interest-bearing	157,139	138,794

Total deposits	249,978	224,102

Federal Home Loan Bank Advances	4,000	—
Securities sold under agreements to repurchase	1,502	2,378
Other borrowings	782	1,087
Accrued interest payable	83	100
Other liabilities	1,802	1,841

Total liabilities	258,147	229,508

Stockholders’ equity
Preferred stock, no par value - 1,000,000 shares authorized:
Fixed rate cumulative perpetual preferred stock, Series A, 0 shares and 10,103 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	—	10,103

Fixed rate cumulative perpetual preferred stock, Series B, 0 shares and 303 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	—	303

Senior non-cumulative perpetual preferred stock, Series C, 7,800 shares and 0 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	7,800	—

Common stock, $5 par value - 6,000,000 shares authorized; 2,304,965 and 2,307,502 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	11,525	11,538
Additional paid-in capital	6,704	6,658
Retained earnings	9,967	8,801
Discount on preferred stock	—	(235)
Accumulated other comprehensive income, net	441	412

Total stockholders’ equity	36,437	37,580

Total liabilities and stockholders’ equity	$294,584	$267,088

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income
Interest income and fees on loans	$2,724	$2,831	$11,267	$10,171
Interest on taxable investment securities	285	187	798	1,404
Dividends on FRB and FHLB stock	11	11	48	40
Interest on federal funds sold	—	—	—	1
Other interest income	18	35	93	132

Total interest income	3,038	3,064	12,206	11,748

Interest expense
Deposits	296	330	1,219	1,398
Borrowings	9	20	44	144

Total interest expense	305	350	1,263	1,542

Net interest income	2,733	2,714	10,943	10,206

Provision for loan losses	(59)	31	(15)	368

Net interest income after provision for loan losses	2,792	2,683	10,958	9,838

Noninterest income
Service charges on deposit accounts	75	101	334	445
Late charges and other fees on loans	71	15	129	85
Gain on sale of loans held for sale	—	—	—	—
Gain on sale of investment securities	—	229	87	994
Income from bank-owned life insurance	19	18	19	18
Other	76	76	299	301

Total noninterest income	241	439	868	1,843

Noninterest expense
Compensation	1,100	1,074	4,383	4,432
Data processing	145	137	580	556
Occupancy	216	201	838	771
Furniture and equipment	145	144	583	586
Taxes and licenses	86	83	338	342
Professional fees	76	81	366	350
FDIC assessment	33	61	170	307
Marketing	37	25	151	122
Telephone	33	39	123	116
Loss on early extinguishment of debt	—	214	—	263
Loss on sale or impairment of other real estate owned	53	—	54	30
Other	167	143	738	627

Total noninterest expense	2,091	2,202	8,324	8,502

Income before provision for income taxes	942	920	3,502	3,179

Provision for income taxes	272	294	1,134	1,093

Net income	$670	$626	$2,368	$2,086
Preferred stock dividend and accretion of discount	$(20)	$(147)	$(581)	$(587)

Net income available to common stockholders	$650	$479	$1,787	$1,499

Earnings per common share
Basic	$0.28	$0.21	$0.78	$0.65

Diluted	$0.28	$0.21	$0.77	$0.65

Dividends per share	$0.06	$0.06	$0.24	$0.24

Weighted average shares outstanding - basic	2,304,112	2,307,502	2,305,267	2,301,957
Effect of dilutive stock options	8,688	7,417	10,606	6,347

Weighted average shares outstanding - diluted	2,312,800	2,314,919	2,315,873	2,308,304

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share, per share data, and ratios)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Financial ratios
Annualized return on average assets (1)	0.87%	0.88%	0.83%	0.74%
Annualized return on average common equity (2)	9.36%	9.06%	8.46%	7.69%
Average equity to average assets	11.83%	13.38%	12.63%	13.29%
Equity to assets, at period-end	12.37%	14.07%	12.37%	14.07%
Net interest margin (3)	3.85%	4.14%	4.12%	3.90%

Per common share
Earnings per share - basic	$0.28	$0.21	$0.78	$0.65
Earnings per share - diluted	$0.28	$0.21	$0.77	$0.65
Book value per share	$12.42	$11.88	$12.42	$11.88
Dividends declared per share	$0.06	$0.06	$0.24	$0.24

Common stock outstanding	2,304,965	2,307,502	2,304,965	2,307,502
Weighted average shares outstanding - basic	2,304,112	2,307,502	2,305,267	2,301,957
Weighted average shares outstanding - diluted	2,312,800	2,314,919	2,315,873	2,308,304

Asset quality
Nonaccrual loans	$—	$—	$—	$—
Accruing loans past due 90 days or more	—	—	—	—

Total nonperforming loans	—	—	—	—

Other real estate owned, net	1,719	263	1,719	263

Total nonperforming assets	$1,719	$263	$1,719	$263

Nonperforming assets to total assets	0.58%	0.10%	0.58%	0.10%

Allowance for loan losses
Balance, beginning of period	$2,153	$2,026	$2,090	$1,773
Provision for loan losses	(59)	31	(15)	368
Loans charged-off	(3)	(52)	(34)	(162)
Recoveries	—	85	50	111

Balance, end of period	$2,091	$2,090	$2,091	$2,090

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.97%	0.97%	0.97%	0.97%

(1)	Return is defined as net income, after tax, before preferred stock dividend and accretion of discount divided by average total assets.
(2)	Return is defined as net income, after tax, before preferred stock dividend and accretion of discount divided by average common equity.
(3)	Tax equivalency calculations have been included in the computation of net interest margin and net interest spread.